SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                         ---------------------------

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                         ---------------------------

       Date of Report (Date of earliest event reported): May 24, 1999

                           ROHN Industries, Inc.
           (Exact name of registrant as specified in its charter)


        Delaware                     1-8009                   84-1294908
(State of incorporation)    (Commission File Number)        (IRS Employer
                                                          Identification No.)


  6718 West Plank Road, Peoria, Illinois                    61604
  (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code: (309) 697-4400

Item 5.  OTHER EVENTS

     On May 24, 1999, ROHN Industries, Inc. (the "Company") announced actions to reduce costs and streamline operations. In addition, the Company announced that based on a strategic review by the Board of Directors and discussions with the Company's majority shareholder, UNR Asbestos-Disease Claims Trust, both parties have concluded not to pursue the sale of the Company or the merger of the Company with a strategic partner at this time.

    The Company also announced that Timothy W. Kirk, Esq., Vice President, General Counsel and Secretary and Craig A. Ahlstrom, Vice President of Sales and Marketing have resigned. In addition to these resignations, the Company stated that it will reduce headcount at its Peoria facility by 24 employees. Since October 1998, the Company has reduced its workforce by 28% including employees and contract personnel. ROHN noted that the workforce reductions will result in estimated annual savings of $1.8 million and that the Company will record a one-time, second quarter charge of approximately $1.0 million in connection with the workforce reduction.

     As a result of lower than expected sales and gross margins, the Company expects cash flow from operations to decrease significantly in 1999. However, ROHN has $18.8 million in cash, and remains confident that it will meet its ongoing working capital and capital expenditure requirements from operating cash flows.

     The Company also announced that John ("Jack") H. Laeri, Jr. and Alan Schwartz were elected at the May 18, 1999 Annual Meeting of Stockholders. As previously announced, Michael E. Levine was appointed Chairman of the Board, succeeding Gene Locks who remains a Board member. Messrs. Laeri, Schwartz and Levine replace Board members Charles M. Brennan III, Darius W. Gaskins, Jr., and Ruth R. McMullin.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
         INFORMATION AND EXHIBITS

          (c)     Exhibits

                  Exhibit 99 Press Release, dated May 24, 1999, issued by ROHN Industries, Inc.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    ROHN INDUSTRIES, INC.
                                    (Registrant)


                                    By: /s/ Brian B. Pemberton
                                        -------------------------
                                        President and Chief
                                        Executive Officer

Date:  May 25, 1999